Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ

Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Acquires Hycroft Mine Royalty and Ownership Interest in 53 Properties in Nevada and Colorado

Denver, Colorado December 13, 2005 – Vista Gold Corp. (TSX & AMEX: VGZ) announces that on December 13, a subsidiary of Vista acquired all of the outstanding shares of F.W. Lewis, Inc., the assets of which include 55 mineral properties in Nevada and Colorado. The acquisition was made by exercise of a purchase option originally held by Century Gold LLC of Spring Creek, Nevada.  Century Gold assigned the option to Vista pursuant to an assignment and assumption agreement effective December 9, 2005.  Under the terms of the assignment agreement, Vista paid Century Gold U.S. $150,000 in cash and also reimbursed it for the U.S. $250,000 it paid the owners of F.W. Lewis, Inc. toward the option exercise price of U.S. $5.1 million.  In addition, subject to regulatory approval, Vista has agreed to issue to Century Gold 250,000 common shares of Vista.  To complete the exercise of the option, Vista paid the owners of F.W. Lewis, Inc., the remaining U.S. $4.85 million of the outstanding purchase price.  Century Gold will retain a 100% interest in two properties and a 50% interest in two other properties.  The 53 properties to be retained by Vista include a total of 9,280 acres of patented and 11,616 acres of unpatented mineral claims, the majority having gold, silver or copper discoveries or old mines located on the properties.

F.W. Lewis, Inc. owns a production royalty interest in the Hycroft Mine.  The production royalty (applying to approximately 70% of the reported reserves) was 5% Net Smelter Return (NSR) on gold and 7.5% NSR on other minerals, including silver.  The production royalty on gold escalated on ore over 0.05 ounces per ton (opt) to a maximum of 10% NSR on ore grades over 0.14 opt. The Hycroft Mine has been leased by a subsidiary of Vista and the production royalty payable to F.W. Lewis, Inc. will no longer apply by virtue of this acquisition.  Vista (or predecessor companies) operated the Hycroft Mine, producing 1,075,000 ounces of gold from 1987 to 1998, when operations were suspended due to low gold prices.  In September 2004, Vista reported results of an updated feasibility study for the Hycroft Mine by Mine Development Associates (MDA) of Reno, Nevada, an independent consulting firm, in accordance with Canadian National Instrument 43-101 guidelines.  The study was filed on SEDAR on September 22, 2004.  As reported by Vista, the study estimated mineral reserves using a U.S. $375 gold price at 32.4 million tons at 0.0175 opt of gold, for 566,500 ounces of contained gold.  Also, as reported in the study but not separately reported by Vista, it was estimated that from the 566,500 ounces of contained gold, 358,000 ounces could be produced together with 1,433,000 ounces of silver.

Included in the package (100% retained by Vista) is a property in the Battle Mountain, Nevada Mining District, adjacent to and on trend with Newmont’s Phoenix-Fortitude property, although similar mineralization cannot be assured. This property is subject to pre-existing agreements with Madison Minerals Inc. (formerly Madison Enterprises Corp.) and Great American Minerals Exploration (Nevada), LLC.  These agreements involve payments of U.S. $3,000 per month minimum royalty payments to F.W. Lewis, Inc., minimum exploration commitments of U.S. $250,000 per year, and an option to purchase the property for U.S. $2.0 million payable by December 31, 2007, with a retained 5% gross royalty on gold and a 4% NSR royalty on other metals, and with annual advance minimum royalty payments of U.S. $60,000 commencing on exercise of the purchase option. Madison and Great American also have an option to purchase the royalties from F.W. Lewis, Inc. for U.S. $4.0 million in the first year following the date of exercise of the purchase option and escalating by U.S. $500,000 each year thereafter.

Mike Richings, Vista President and CEO, commented, “We are very pleased to have purchased the Hycroft royalty and ownership interest. It is no secret that we believe the Lewis royalty has deterred major mining companies from entering into an arrangement to explore the deep, high-grade potential of the Hycroft deposit. Additionally, we anticipate that the purchase of the Lewis interest at Hycroft will significantly improve the overall economics of restarting operations at the Hycroft mine. At recent prices of $500 and $8 per ounce for gold and silver, respectively, the royalty would be worth US$6.9 million on 70% of the potential production of 358,000 ounces of gold and 1,433,000 ounces of silver from the reported mineral reserves.  We are currently updating last year’s National Instrument 43-101 study to reflect today’s higher gold prices, the increased measured and indicated resource estimate (reported August 4, 2005) and current cost data. We also look forward to the opportunities that this excellent package of exploration properties will afford to Vista to increase value for our shareholders.”

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation’s holdings include, in addition to the properties newly acquired with the acquisition of F.W. Lewis, Inc., the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Wildcat projects and Hycroft mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, the Amayapampa project in Bolivia and the Awak Mas project in Indonesia.

Cautionary Note to U.S. Investors concerning estimates of Proven and Probable Reserves:  Estimates of mineral reserves herein have been prepared in accordance with Canadian National Instrument 43-101.  The definitions of proven and probable reserves used in NI 43-101 differ from the definitions in SEC Industry Guide 7.  Accordingly, the Corporation’s disclosure of mineral reserves herein may not be comparable to information from U.S. companies subject to the SEC’s reporting and disclosure requirements.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including its latest annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com